As filed with the Securities and Exchange Commission on March 22, 2002
                        Registration File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                           RHBT FINANCIAL CORPORATION
     ---------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       South Carolina                                      58-2482426
---------------------------------                  ---------------------------
  (State or other jurisdiction of                       (I.R.S.Employer
   incorporation or organization)                     Identification Number)

                              249 East Main Street
                              PO Box 12037 (29731)
                         Rock Hill, South Carolina 29730
                    (Address of Principal executive offices)

                               Herman E. Honeycutt
                             Chief Executive Officer
                           RHBT Financial Corporation
                              249 East Main Street
                              PO Box 12037 (29731)
                         Rock Hill, South Carolina 29730
                                 (803) 324-2500
           (Name, address, and telephone number of agent for service)

                              Copies Requested to:
                              Neil E. Grayson, Esq.
                           William A. McCormick, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                        104 South Main Street, Suite 900
                              Greenville, SC 29601
                             (864) 250-2300 (Phone)
                              (864) 250-2389 (Fax)

APPROXIMATE DATE OF COMMENCEMENT OF SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: |X|
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |_|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
         Title of                                 Proposed                Proposed
        Securities             Amount              Maximum                Maximum              Amount of
          to be                 to be             Offering               Aggregate            Registration
        Registered           Registered      Price Per Share (1)     Offering Price (1)           Fee
        ----------           ----------      -------------------     ------------------      ----------------
common stock, par value        121,852              $12.31             $1,499,998.12            $138.00
$0.01 per share

(1) This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and is based on the average of the high and low prices of the common stock on March 20, 2002, as reported by The Nasdaq National Market.

                                     [LOGO]
                          [ RHBT FINANCIAL CORPORATION]

                           DIVIDEND REINVESTMENT PLAN


RHBT FINANCIAL CORPORATION:

o We are a bank holding company headquartered in Rock Hill, South Carolina, offering general banking services and trust services through our operating subsidiary, Rock Hill Bank & Trust.

o    Our address and phone number are:

      249 East Main Street,
      PO Box 12037 (29731),
      Rock Hill, South Carolina 29730
      (803) 324-2500

THE PLAN:

o    121,852 shares are currently authorized for issuance under the plan.

o Plan participants can purchase additional shares of our common stock with their cash dividends and optional cash payments.

o    The plan administrator is:

      First Citizens Bank & Trust Company of S.C.
      P.O. Box 29 (29202)
      1230 Main Street
      Columbia, SC  29201
      Phone (803) 733-2705
      Fax (803) 733-3470
      email - trustservices@fcbsc.com

SYMBOL AND MARKET:

o Our common stock is traded on The Nasdaq National Market under the trading symbol "RHBT."

o On March 20, 2002, the closing sales price of our common stock, as reported by Nasdaq, was $12.31 per share.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 22, 2002.

                                     GENERAL

         We are a bank holding company headquartered in Rock Hill, South Carolina, and we offer general banking services and financial products through our operating subsidiary, Rock Hill Bank & Trust. Through our subsidiary, we provide a full range of banking services, including mortgage and trust services, designed to meet substantially all of the financial needs of our customers.

         We commenced operations in 1996, and at March 22, 2002 we conducted business in three locations in South Carolina . At December 31, 2001, we had total assets of approximately $232.4 million, total loans of approximately $187.8 million, total deposits of approximately $183.3 million, and approximately $19.2 million in shareholders' equity.

         Our principal executive offices are located at: 249 East Main Street, PO Box 12037 (29731), Rock Hill, South Carolina 29730, and our telephone number is 803-324-2500.


                             DESCRIPTION OF THE PLAN

PURPOSE

1.       What is the purpose of the plan?

         The purpose of the plan is to provide our shareholders the opportunity to invest cash dividends and optional cash payments in shares of our common stock. We intend that shares purchased under the plan will be original issue shares, although we may elect to purchase the shares on the open market. Shares purchased under the plan will have the same rights with respect to dividends and voting as all other shares of our common stock. (See Questions 10, 12 and 13.) We anticipate using the reinvested dividends and optional cash payments for general corporate purposes, including capital contributions to Rock Hill Bank & Trust.

ADVANTAGES

2.       What are the advantages of the plan?

         Participants in the plan may:

         o Automatically reinvest all or a portion of their common stock cash dividends, without payment of a service charge or brokerage commission, in our common stock at 97% of the fair market value of the common stock.

         o Invest additional cash, up to $10,000 per dividend period, without the payment of a service charge or brokerage commission, in additional shares of our common stock at 97% of the fair market value of the common stock. (See Questions 10, 12 and 13.)

         o Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the plan.

         o Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the plan.

ADMINISTRATION

3.       Who administers the plan for participants?

         First Citizens Bank & Trust Company of S.C. will administer the plan, purchase and hold shares of common stock acquired from us under the plan, keep records, send statements of account activity to participants, and perform other duties related to the plan. Participants may contact the administrator by writing to:

         First Citizens Bank & Trust Company of S.C.
         P.O. Box 29 (29202)
         1230 Main Street
         Columbia, SC  29201

         Participants may also contact the administrator by telephoning (803) 733-2705 or by e-mailing to trustservices@fcbsc.com.

PARTICIPATION

4.       Who is eligible to participate in the plan?

         All holders of record of shares of our common stock are eligible to participate in the plan. A holder of record is a person who owns shares of our common stock registered in his or her name on our records. If your shares are held in "street name," such as through a broker or other nominee, you must ask such broker or nominee to transfer the shares into your own name to be eligible to participate in the Plan. If any participants have the same social security or federal tax identification number, the maximum amount which all such participants may invest as optional cash payments each dividend period is limited to the maximum amount that one participant may so voluntarily invest each dividend period. (See Question 13.) All nominees or brokers wishing to participate in the plan should contact the administrator (803) 733-2705.

5.       How does an eligible shareholder become a participant?

         An eligible shareholder may join the plan by signing a participant card and returning it to the administrator. Participant cards may be obtained at any time by request to either:

First Citizens Bank & Trust Company of S.C. or       RHBT Financial Corporation
Attn:  Trust Services                                Patricia M. Stone, Chief Financial Officer
P.O. Box 29 (29202)                                  249 East Main Street
1230 Main Street                                     P.O. Box 12037 (29731)
Columbia, SC  29201                                  Rock Hill, South Carolina 29730
Phone:  (803) 324-2500                               Phone: (803) 324-2500
                                                     (between 9:00 a.m. and 5:00 p.m. Eastern time)


6.       What are a shareholder's participation options?

         Participants may elect full reinvestment or partial reinvestment of cash dividends. If a shareholder chooses partial reinvestment, the shareholder must designate on the participant card the number of whole shares for which the shareholder wishes to reinvest dividends. Dividends paid on all other shares registered in the participant's name will be paid in cash.

7.       When may an eligible shareholder join the plan?

         An eligible shareholder may join the plan at any time. If a participant card is received by the administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the plan will commence with that dividend. If a participant card is received after the record date established for a particular dividend, the reinvestment of dividends under the plan will begin with the next succeeding dividend. We anticipate that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates:

                  Record Date                        Payment Date
                  -----------                        ------------
                  March 15                           April 15
                  June 15                            July 15
                  September 15                       October 15
                  December 15                        January 15

         If a participant card accompanied by an optional cash payment is received by the administrator at least seven business days prior to the next purchase date, the optional cash payment will be used to purchase shares of common stock on that purchase date. If a participant card accompanied by an optional cash payment is received by the administrator less than seven business days prior to a purchase date, the optional cash payment will be used to purchase shares of common stock on the next purchase date.

COSTS

8. Are there any expenses to participants in connection with purchases under the plan?

         Participants will incur no brokerage commissions or service charges for purchases made under the plan.

PURCHASES

9.       How many shares of common stock will be purchased for participants?

         The number of shares purchased under the plan for each participant will depend on the amount of each participant's dividends and optional cash payments, and the market price of our common stock. Each participant's account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested under the plan by the participant, divided by the applicable purchase price per share of the common stock.

10. When and at what price will shares of common stock be purchased under the plan?

         Purchases of shares with reinvested dividends and optional cash payments will be made as of each dividend payment date. Optional cash payments must be received at least seven business days prior to a purchase date to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash payment at any time up to two business days before a purchase date. No interest will be paid on any funds received under the plan. Our quarterly dividend payment dates will ordinarily occur on or about the 15th day of January, April, July, and October.

         The price of common stock purchased under the plan with either reinvested dividends or optional cash payments will be 97% of the average of the closing price of the common stock on the Nasdaq National Market for the five days on which our common stock was traded that immediately precede the purchase date.


11. Will certificates be issued for shares of common stock purchased under the plan?

         Unless requested by a participant, certificates for shares of common stock purchased under the plan on behalf of a participant will not be issued in a participant's name. Certificates for any number of whole shares credited to a participant's account under the plan will be issued in the participant's name upon receipt by the administrator of a written request from the participant, but we reserve the right to require payment of a reasonable charge for the issuance of these certificates. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 17.)

OPTIONAL CASH PAYMENTS

12.      How may optional cash payments be made?

         Only participants who are having dividends reinvested under the plan may make optional cash payments. An optional cash payment may be made by enclosing a check or money order payable to "First Citizens Bank & Trust Company of S.C., Agent" together with a participant card or with an optional cash payment form, and mailing them to the administrator. The deadline for receiving optional cash payments to be invested is 4:00 p.m., Eastern time, on the seventh business day prior to each purchase date.

13.      What are the limitations on making optional cash payments?

         The same amount of money does not need to be sent each dividend period, and a participant is under no obligation to make an optional cash payment in any dividend period. The minimum optional cash payment is $100 and the maximum optional cash payment is $10,000 in any dividend period.

REPORTS TO PARTICIPANTS

14.      What reports will be sent to participants?

         As soon as practicable after each purchase made under the plan on behalf of a participant, the participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the participant's account as of the date of such statement. Each participant is responsible for retaining these statements in order to establish the cost basis of his or her shares purchased under the plan for tax purposes.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

15.      How may a participant withdraw shares purchased under the plan?

         A participant may withdraw all or any portion of the whole shares of common stock held in the participant's account under the plan by notifying the administrator in writing. The notice should be sent to First Citizens Bank & Trust Company of S.C., P.O. Box 29 (29202), 1230 Main Street, Columbia, SC 29201. A certificate for the whole shares so withdrawn will be issued in the name of and mailed to the participant. We will not issue certificates for fractional share interests. (See Question 17.)

TERMINATION OF PARTICIPATION

16.      How may a participant's participation in the plan be terminated?

         A participant may terminate participation in the plan at any time by notifying the administrator in writing. However, any notice of termination received by the administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned. The termination notice should be sent to First Citizens Bank & Trust Company of S.C., P.O. Box 29 (29202), 1230 Main Street, Columbia, SC 29201. We may also terminate a participant's participation in the plan by giving written notice to that effect to a participant at any time. However, if such notice is given between a dividend record date and payment date, the termination shall not be effective insofar as that dividend is concerned.

17. What happens to the whole shares and any fractional share interest in a participant's account when a participant's participation in the plan is terminated?

         Upon termination of a participant's participation in the plan, we will issue a certificate for the number of whole shares in the participant's account in the name of the participant. We will also send a check for the net proceeds representing any fractional share interest remaining in the terminated account.

OTHER INFORMATION

18. What happens to a participant's plan account if all shares registered in the participant's name are transferred or sold?

         If a participant disposes of all shares of common stock registered in the participant's name on the shareholder records of the Company without terminating participation in the plan, the administrator will continue to reinvest dividends payable on the shares of common stock held in the participant's plan account until such time as the participant's participation in the plan is terminated. (See Question 16.)

19. What happens if we have a common stock rights offering, stock dividend, or stock split?

         If we effect a common stock dividend or stock split, we will credit each participant's account with additional shares based on the number of shares that the participant holds in the account on the record date for the dividend or split. If we grant shareholders rights or warrants to purchase additional shares of common stock or other securities, then we will grant these rights or warrants to participants based on the number of shares held in their accounts on the record date for the grant.

20. How will a participant's plan shares be voted at a meeting of shareholders?

         If on the record date for a meeting of shareholders there are any whole shares credited to a participant's account under the plan, we will add those whole shares to the shares registered in the participant's name on our shareholder records. The participant will receive one proxy covering the total of these shares, which will be voted as the participant directs.

21. May a participant transfer the ownership of the shares in his plan account?

         A participant may transfer the ownership of any of his or her shares held under the plan to another person by mailing an executed stock power to the administrator. Transfers may only be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of common stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power. Stock power forms are available from the administrator.

         Once shares in a plan account are transferred, the transferee must obtain a participant card from the administrator to enroll the shares in the plan. Transferred shares will not be automatically enrolled in the plan. The transferee may send the participant card to the administrator at the same time as the transferor submits the stock power form to effectuate the transfer.

22. What are the federal income tax consequences of participation in the plan?

         Under the current provisions of the Internal Revenue Code, the purchase of shares of common stock under the plan will generally result in the following federal income tax consequences:

         Reinvested Dividends. In the case of reinvested dividends, the participant must include in gross income a dividend amount equal to the number of shares purchased with the participant's reinvested dividends multiplied by the fair market value of the common stock on the relevant dividend payment date. The participant's basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

         Optional Cash Payments. The participant's basis in shares acquired with optional cash payments will be equal to the fair market value of such shares. The amount of the discount on the purchase price of shares purchased with optional cash payments (the difference between the fair market value of the common stock and the amount of cash paid for the stock) will be treated as a dividend for tax purposes.

         Additional Information. The holding period for the plan shares will begin the day after the date the shares are acquired. A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account under the plan. However, a participant who receives a cash payment for a fractional share will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in the fractional share. If, as usually is the case, the common stock is a capital asset in the hands of a participant, this gain will be short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year.

         In general, the corporate dividends-received deduction has been reduced to 70% and may be further reduced. Corporate shareholders also should be aware that the Internal Revenue Code limits the availability of the dividends-received deduction under special rules, including the situation in which a shareholder incurs indebtedness directly attributable to the stock or fails to satisfy certain holding period requirements. Corporate shareholders who participate in the plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

         The above is intended only as a general discussion of the current federal income tax consequences of participation in the plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the plan.

23. Will the shares purchased under the plan be listed on the Nasdaq National Market?

         We will seek approval of the shares for quotation on the Nasdaq National Market, subject to official notice of issuance. (Shares purchased on the open market will already by listed on the Nasdaq National Market.) We will notify Nasdaq to permit the listing of the common stock issued in connection with the plan.

24. What are the responsibilities of the company and the administrator under the plan?

         Neither we nor the administrator shall be liable for any act done in good faith or for any good faith omission to act, including any claims of liability (i) arising out of failure to terminate a participant's account upon the participant's death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of common stock may be purchased under the plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the common stock before, at, or after the time any such purchases may be made, nor shall either we nor the administrator have any duties, responsibilities, or liabilities except such as are expressly set forth in the plan. The terms and conditions of the plan are governed by the laws of the State of South Carolina.

25. Who bears the risk of market fluctuations in the price of the common stock?

         A participant's investment in shares held in a plan account is no different than an investment in shares not held in a plan account. Each participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares.

         Neither we nor the administrator can guarantee that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price. Each participant should recognize that neither we nor the administrator can provide any assurance of a profit or protection against loss on any shares purchased under the plan.

26.      May the plan be changed or discontinued?

         We reserve the right to modify, suspend, or terminate the plan at any time. We will notify participants of any such modification, suspension, or termination.

27.      Who should be contacted with questions about the plan?

         Any question of interpretation arising under the plan will be determined by us, and our determination shall be final. If you have any questions about the plan, you can contact either the administrator or us, at the following addresses:

         The administrator:

         First Citizens Bank & Trust Company of S.C.
         P.O. Box 29 (29202)
         1230 Main Street
         Columbia, SC  29201
         Phone (803) 733-2705
         Fax (803) 733-3470
         email - trustservices@fcbsc.com

         The Company:

         RHBT Financial Corporation
         Patricia M. Stone, Chief Financial Officer
         249 East Main Street
         PO Box 12037 (29731)
         Rock Hill, SC 29730
         (803) 324-2500 (between 9:00 a.m. and 5:00 p.m. Eastern time)

                                 USE OF PROCEEDS

         We are unable to predict either the number of shares of common stock that will be sold pursuant to the plan or the prices at which such shares will be sold. We will use the proceeds of this offering for general corporate purposes. The proceeds may either be used at the holding company level or contributed to our subsidiary. Pending such use, we will invest the proceeds in high-quality, short-term investments.

                                 INDEMNIFICATION

         Our articles of incorporation and bylaws, as well as the statutes of the state of South Carolina, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933. These provisions generally set forth the instances and requirements with respect to indemnification of directors and officers by the corporation, provide for the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, provide for mandatory indemnification by the corporation of directors and officers who are wholly successful in the defense of legal proceedings, and permit a corporation to purchase and maintain insurance on behalf of persons who are or were officers or directors. We also maintain directors' and officers' liability insurance. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company pursuant to the provisions described above or otherwise, we have been informed that in the SEC's opinion this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              FINANCIAL STATEMENTS

         The financial statements incorporated in this prospectus and elsewhere in the related registration statement by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001, have been audited by Tourville, Simpson & Caskey, L.L.P., independent certified public accountants, as indicated in their reports with respect thereto.

                            DESCRIPTION OF SECURITIES

General

         The authorized capital stock of RHBT Financial Corporation consists of 10,000,000 shares of common stock, par value $.01 per share. The following summary describes the material terms of RHBT's capital stock.

Common Stock

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders do not have preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company hereby when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Anti-takeover Effects

         The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Control Share Act. RHBT Financial Corporation has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire certain South Carolina corporations. This statute, commonly referred to as the "Control Share Act" applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of certain specific thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of RHBT Financial Corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

         Number of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than seven nor more than 25 members.

         Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         Number, Term, and Removal of Directors. We currently have thirteen directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.


                            VALIDITY OF COMMON STOCK

         The validity of the shares of our common stock to be issued under the plan has been passed upon by Nelson Mullins Riley & Scarborough, L.L.P., Greenville, South Carolina.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only as of March 22, 2002.

         We file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

         We have filed with the SEC a registration statement under the Securities Act that registers the distribution of our common stock under the plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on March 22, 2002. This document contains important information about us and our financial condition.

         Every document that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after March 22, 2002 and before the termination of the offering of shares under the plan will be incorporated by reference into this prospectus without any further action by us. If any future document that is incorporated by reference into this prospectus modifies anything in this prospectus (including any document that has been incorporated by reference), then the modified statement will be replaced by the modifying statement without any further action by us. We will provide, without charge, copies of documents incorporated by reference (other than exhibits) to each person, including any beneficial owner, to whom this prospectus is delivered. You should direct any request for these documents to:

                  RHBT Financial Corporation
                  Patricia M. Stone, Chief Financial Officer
                  249 East Main Street
                  PO Box 12037 (29731)
                  Rock Hill, SC  29730
                  Phone: (803) 324-2500 (between 9:00 a.m. and 5:00 p.m.
                          eastern time)

   TABLE OF CONTENTS

General..................................2               [RHBT
Description of the plan..................2                LOGO]
Use of Proceeds..........................8
Indemnification..........................9
Financial Statements.....................9
Description of Securities................9
Validity of Common Stock................11
Where You Can Find More Information.....11

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee....................$ 138.00
Printing expenses (estimated) .........................................1,000.00
Legal fees and expenses (estimated)....................................5,000.00
Miscellaneous (estimated...............................................2,500.00
                                                                        --------
  TOTAL...............................................................$8,638.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. The Company's Bylaws provide (i) that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and (ii) that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law.

         Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors' and officers' liability insurance. Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty.


ITEM 16.  EXHIBITS

         The following exhibits are filed with this Registration Statement:

      Exhibit
       Number        Description of Exhibit
      ---------     ----------------------

       5.1      -    Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

       23.1     -    Consent of Nelson  Mullins  Riley &  Scarborough,
                     L.L.P. (contained in their opinion filed as Exhibit 5.1)

       23.2     -    Consent of Tourville, Simpson, & Caskey, L.L.P.

       24       -    Power of Attorney (contained on the signature pages of this
                     Registration Statement)

       99.1     -    Letter to Shareholders

       99.2     -    Participation Card

ITEM 17. UNDERTAKINGS

         (a) Incorporation of Subsequent Exchange Act Documents. The
Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      Rule 415.  The Company will:

              (1) File, during any period in which it offers or sells
                  securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which,
                      individually or together, represent a fundamental change in the information in the registration statement;

                 iii. Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                POWER OF ATTORNEY



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry H. Padgett. and Herman E. Honeycutt, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all annexes thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto these attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which these attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of South Carolina, on this 21st day of March, 2002.


                                     RHBT  FINANCIAL CORPORATION


                                     By:      /s/ Herman E. Honeycutt
                                          ---------------------------
                                             Herman E. Honeycutt
                                             Chief Executive Officer

         Each person whose signature appears below constitutes and appoints Herman E. Honeycutt for himself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on the dates noted below.


         Signature                                   Title                                       Date
         ---------                                   -----                                       ----

/s/ Edwin L. Barnes                                  Director                           March 21, 2002
--------------------------------------------
Edwin L. Barnes

/s/ William C. Beaty, Jr.                            Director                           March 21, 2002
--------------------------------------------
William C. Beaty, Jr.

/s/ Claude W. Burns, II                              Director                           March 21, 2002
--------------------------------------------
Claude W. Burns, II

/s/ Herman E. Honeycutt                              Director,                          March 21, 2002
--------------------------------------------         Chief Executive Officer
Herman E. Honeycutt

/s/ Jean M. Gaillard                                 Director                           March 21, 2002
--------------------------------------------
Jean M.  Gaillard

/s/ Hugh L. Harrelson, Sr.                           Director                           March 21, 2002
--------------------------------------------
Hugh L.  Harrelson, Sr.

/s/ Jerry H. Padgett                                 Director                           March 21, 2002
--------------------------------------------
Jerry H. Padgett



                                       17

/s/ Richard S. Powell                                Director                           March 21, 2002
--------------------------------------------
Richard S. Powell

/s/ Elvin F. Walker                                  Director                           March 21, 2002
--------------------------------------------
Elvin F. Walker


                                  EXHIBIT INDEX

Exhibit
Number                                  Exhibit
------                                  -------


5.1       -   Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1      -   Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in their opinion filed as Exhibit 5.1).

23.2      -   Consent of Tourville, Simpson & Caskey, L.L.P.

24        -   Power of Attorney  (contained  on the  signature  pages of this
              Registration Statement).

99.1      -   Letter to Shareholders

99.2      -   Participation Card